Exhibit 10.3

Line of Credit Note

(Facility A)

$12,000,000.00

Date: May 30, 2014

Promise to Pay. On or before September 30, 2017, for value received, Neogen Corporation, a Michigan corporation (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A. (the “Bank”), or order, in lawful money of the United States of America, the sum of Twelve Million and 00/100 Dollars ($12,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.

Variable Interest Rate. Subject to the other terms and conditions of this Note, the interest rate applicable to this Note shall be the Adjusted LIBOR Rate in effect from time to time. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. As used in this Note, the following terms have the following respective meanings:

“Adjusted LIBOR Rate” means, with respect to the relevant Interest Period, the sum of (i) 1% per annum plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Business Day” means (i) with respect to the Adjusted LIBOR Rate and any borrowing or payment hereon and Interest Periods, a day (other than a Saturday or Sunday) on which banks generally are open in Michigan and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“Interest Period” means each consecutive one month period, the first of which shall commence on the date of this Note, ending on the day which corresponds numerically to such date one (1) month thereafter, provided, however, that if there is no such numerically corresponding day in such first succeeding month, such Interest Period shall end on the last Business Day of such first succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Floating Rate” means the greater of (i) the sum of (A) -2% per annum plus (B) the Prime Rate and (ii) 1% per annum.

“LIBOR Rate” means with respect to any borrowing for any Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market, to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Prepayment. Borrower may pay without fee all or a portion of the principal amount owed hereunder earlier than it is due. All prepayments shall be applied to the indebtedness in such order and manner as Lender may from time to time determine in its sole discretion.

Interest After Default. So long as an event of default under Section 7.1 of the Credit Agreement has occurred and has not been waived by the Bank, whether or not the Bank elects to accelerate the maturity of this Note because of such event of default, all loans outstanding under this Note shall, if permitted under applicable law, bear interest at the per annum rate otherwise applicable hereunder from time to time in the absence of such an event of default plus four percent (4.00%) per annum from the date the Bank elects to impose such rate. The interest rate will not exceed the maximum rate permitted by applicable law.

Notice and Manner of Borrowing. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower’s intent to draw down an advance under this Note no later than 2:00 p.m., Eastern time, on the date of disbursement. The Borrower’s notice must specify: (a) the disbursement date and (b) the amount of each advance. By the Bank’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested advance in immediately available funds by crediting the amount of such advances to the Borrower’s account with the Bank.

Payments. Interest accrued and unpaid on the principal balance outstanding on this Note and the Replaced Note (as defined below) shall be paid monthly on the 1st day of each month, beginning June 1, 2014. All outstanding principal and interest is due and payable in full on September 30, 2017.

Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date and amount of each loan hereunder, the applicable interest rate, the amount of each payment on the loans, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of this Note and applicable interest rate.

Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day. “Business Day” means a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

Matters Regarding Payment and Interest Calculation. The Borrower will pay the Bank at the Bank’s address shown on loan account statements sent to the Borrower, the Bank’s address shown in any payment coupon book provided to the Borrower, or at such other place as the Bank may designate in writing. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time. The annual interest rate for this Note is computed on a 360/365 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. The Borrower will pay a fee to the Bank of $25.00 if the Borrower makes a payment on this Note and the check or pre-authorized charge with the Bank is later dishonored.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number 829459171 at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of 5.00% of the total payment due or $25.00, whichever is greater, up to the maximum amount of $250.00 per late charge. The Borrower agrees to pay and stipulates that such amount is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a credit facility for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the advances under this Note shall be used only for the Borrower’s general corporate purposes.

Illegality; Inability to Determine Interest Rate. If the Bank determines that (a) any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund advances hereunder at a rate of interest based upon LIBOR Rate, (b) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided for purposes of determining the Adjusted LIBOR Rate as provided in this Note, or (c) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate do not accurately cover the cost to the Bank of making, funding or maintaining advances under this Note then, upon notice to the Borrower by the Bank, the advances hereunder shall bear interest at the Floating Rate.

Continued Validity. This Note embodies the entire agreement and understanding between the Bank and the Borrower with respect to the subject matter hereof and supersedes, amends, replaces and restates all prior agreements and understandings relating to its subject matter, including but not limited to the terms and conditions of the Line of Credit Note in the principal amount of $12,000,000 dated August 31, 2012 made by the Borrower in favor of the Bank (“Replaced Note”), which replaced the Line of Credit Note in the principal amount of $10,000,000 dated September 2, 2011 but effective as of August 31, 2011 made by the Borrower in favor of the Bank, which replaced the Line of Credit Note in the principal amount of $10,000,000 dated May 20, 2010 made by the Borrower in favor of the Bank. This Note is issued in exchange and replacement for the Replaced Note and shall not be deemed a novation or satisfaction of the Replaced Note, evidences the same indebtedness and liabilities evidenced by the Replaced Note, including all principal of, and accrued and unpaid interest on, the Replaced Note, and is entitled to no less collateral and other security with no lesser priority than the Replaced Note. The Borrower hereby promises to pay with the first payment of interest on this Note all accrued and unpaid interest on the Replaced Note. All amounts previously borrowed and outstanding under the Replaced Note shall be deemed amounts borrowed and outstanding under this Note and the credit facility described below in this Note.

Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.

Governing Law. This document will be governed by and interpreted in accordance with federal law and the laws of the State of Michigan.

Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to that certain Credit Agreement by and between the Borrower and the Bank, dated as of May 20, 2010, and all amendments, restatements and replacements thereof (the “Credit Agreement”) to which reference is hereby made for a more complete statement of the terms and conditions under which the loans evidenced hereby are made and are to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Borrower:

Address:	Neogen Corporation

620 Lesher Place Lansing, Michigan 48912	By:	/s/ Steven J. Quinlan

	Its:	Steven J. Quinlan Vice President and CFO
	Printed Name	Title